EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form F-1 and related Prospectus of Magal Security Systems Ltd. (the “Company”) to be filed in December 2010 and to the incorporation by reference therein of our report dated May 2, 2010, with respect to the consolidated financial statements of the Company for the year ended December 31, 2009 included in its Annual Report on Form 20-F for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Kost, Forer, Gabbay and Kasierer KOST, FORER, GABBAY and KASIERER

A member of Ernst & Young Global
Tel Aviv, Israel
December 20, 2010